EXHIBIT 10.19

AMENDMENT NO. 6 TO THE

PIONEER NATURAL RESOURCES USA, INC.

401(k) AND MATCHING PLAN

(Amended and Restated Effective as of January 1, 2008)

THIS AMENDMENT NO. 6 is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):

WITNESSETH:

WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);

WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and

WHEREAS, the Committee desires to amend the Plan to make certain discretionary changes including (i) automatic enrollment for newly eligible employees and those employees who did not make an affirmative election not to participate in the Plan; (ii) automatic escalation of deferral percentages for those employees who are automatically enrolled in the Plan and a voluntary annual increase program for those employees who are not automatically enrolled; and (iii) automatic reinstatement of deferrals at the end of a participant’s hardship suspension period.

NOW THEREFORE, the Plan is hereby amended effective February 1, 2012 as follows.

1.	Section 2.2 of the Plan is hereby amended in its entirety as follows:

Participation.    Each Covered Employee who is eligible to participate in the Plan may elect, in the manner prescribed by the Committee, to participate in this Plan as soon as administratively practicable but no later than 31 days following the completion and submission of such election. However, if a Covered Employee who has been notified that he or she is eligible to participate in the Plan on or after February 1, 2012 or who was notified of eligibility prior to this date but never made an affirmative election not to participate in the Plan who fails to return an alternate election pursuant to Section 3.1(a), Pre-Tax Contributions will automatically begin being made on such Covered Employee’s behalf at the rate specified in Section 3.1(a) on the later to occur of (a) the thirtieth day following the Covered Employee’s Employment Date, (b) the thirtieth day following the date such Covered Employee satisfies the eligibility requirements set forth in Section 2.1, or (c) the thirtieth day following the date such Covered Employee is notified of the Plan’s automatic enrollment provisions in accordance with section 401(k)(13)(E)(i) of the Code. A Covered Employee who desires to make an alternate election pursuant to Section 3.1(a) must do so in the manner prescribed by the Committee.

2.	Section 2.3 is hereby added to the Plan as follows:

1

Reemployed Participant.    Any Participant who ceases to be a Covered Employee shall thereupon cease to be eligible to participate in the Plan; provided, however, that if any such Participant is thereafter reemployed as a Covered Employee, he or she shall be eligible to elect to resume participating in the Plan as of the date of such reemployment. If such Covered Employee was previously automatically enrolled in the Plan, then he or she will be automatically enrolled in the Plan pursuant to Section 3.1(a). Any such Covered Employee who made an affirmative election to participate in the Plan must re-elect to participate in the Plan in accordance with Section 2.2.

3.	Section 3.1(a) of the Plan is hereby amended in its entirety as follows:

(a)    Each Participant may elect to have his or her Employer make a Pre-Tax Contribution to the Plan on his or her behalf for each pay period in an amount up to 80% of his or her Basic Compensation for that pay period, subject to any other deductions from the Participant’s Basic Compensation that are required by law or authorized by the Participant pursuant to a compensation reduction agreement. All such contributions shall be made by uniform payroll deductions pursuant to a compensation reduction agreement which authorizes the Employer to pay such contributions to the Trustee on behalf of the Participant. However, for any Participant subject to the Plan’s automatic enrollment provisions (as described in Section 2.2) who fails to make an alternate election, Pre-Tax Contributions will automatically begin being made on such Participant’s behalf, in an amount equal to 3% of his or her Basic Compensation on the date specified in Section 2.2 with respect to such Participant. In the event a Participant does not desire to have Pre-Tax Contributions made on his or her behalf at the level set by this Section 3.1(a), the Participant may elect a different amount up to 80% of his or her Basic Compensation in the manner prescribed by the Committee.

4.	Section 3.1(d) of the Plan is hereby amended in its entirety as follows:

(d)    A Participant may change the applicable percentage of such payroll (or bonus) deductions or suspend his or her election to have Pre-Tax Contributions and/or Pre-Tax Bonus Contributions made to the Plan at any time. Any such change or suspension will be effective as soon as administratively practicable but no later than 31 days following the submission of such change or submission. The default percentage for any Participant who was automatically enrolled in the Plan as set forth in Section 3.1(a) above will increase by a designated percentage point each Plan Year up to a maximum of 5% beginning with March of the Plan Year immediately following the Plan Year in which the default percentage first applied to the Participant. Participants who were not automatically enrolled in the Plan will have access to a voluntary default percentage increase program.

5.	Section 6.6(d) of the Plan is amended in its entirety as follows:

(d)    Any provision of this Plan to the contrary notwithstanding, if a Participant makes a hardship withdrawal, no contributions shall be made to this Plan on behalf of such Participant for 6 months after receipt of such withdrawal and no contributions shall be made by or on behalf of such Participant to any other deferred compensation plan maintained by an Employer or Affiliated Company for 6 months after receipt of such withdrawal. At the end of the 6 months, a Participant’s contributions will resume automatically unless the Participant elects otherwise.

NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.

* * * * * * * *

IN WITNESS WHEREOF, the Company has executed this Amendment No. 6 this 12th day of January, 2012, to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By: /s/ Larry N. Paulsen

Name: Larry N. Paulsen

Title:   Vice President, Administration and

             Risk Management

3